SCHEDULE A

Fund	Class
North Square Oak Ridge Small Cap Growth Fund	A	I
North Square Oak Ridge All Cap Growth Fund	A*	I
North Square Oak Ridge Dividend Growth Fund	I
North Square Dynamic Small Cap Fund	I
North Square Multi Strategy Fund	A	I
North Square Strategic Income Fund	A*	I
North Square Advisory Research All Cap Value Fund	I
North Square Altrinsic International Equity Fund	I
North Square McKee Bond Fund	I	Y*
North Square Tactical Growth Fund	A	C	I
North Square Tactical Defensive Fund	A	C	I
North Square Trilogy Alternative Return Fund	A	C	I

* Class is currently not being offered.